Exhibit 10.12

EMPLOYMENT CONTINUATION AGREEMENT

           THIS AGREEMENT between New Jersey Resources Corporation, a New Jersey corporation (the "Company"), and LAURENCE M. DOWNES (the "Executive"), dated as of this 28th day of November, 2008.

W I T N E S S E T H :

           WHEREAS, the Company has employed the Executive in an officer position with the Company or affiliate thereof and has determined that the Executive holds an important position with same;

WHEREAS, the Company believes that continuity of management will be essential to its ability to evaluate and respond to a situation that could result in a change in ownership or control of the Company in a manner that serves the best interests of shareholders;

WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change in Control or Potential Change in Control (each as defined in Section 2);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

1.           Operation of Agreement.

            (a)           Effective Date.  The effective date for purposes of this Agreement shall be the date on which a Change in Control occurs (the "Effective Date"), provided that, except as provided in Section 1(b), if the Executive is not employed by the Company on the Effective Date, this Agreement shall be void and without effect. This Agreement may be terminated with at least one year’s prior written notice on December 31, 2009 or any December 31 thereafter by either the Company or Executive, provided that no such termination of the Agreement shall occur within 24 months following a Potential Change in Control or within 24 months following a Change in Control or at any time following a termination of employment that triggers compensation hereunder.

            (b)           Termination of Employment Following a Potential Change in Control.  Notwithstanding Section 1(a), if, after the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control, (i) the Executive's employment is terminated by the Company Without Cause (as defined in Section 6(c)) or Executive terminates employment for Good Reason (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason, and treating the Effective Date as having been the date of the Potential Change in Control) and (ii) a Change in Control occurs within one year of such termination, the Executive shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change in Control occurs and to have been terminated by the Company Without Cause or to have terminated with Good Reason (as the case may be) immediately after the Change in Control occurs.

            (c)           Obligation of Subsidiary of the Company Directly Employing Executive.  If at the Effective Date Executive is an employee of a subsidiary of the Company rather than the Company, the Company will cause such subsidiary to become a party to this Agreement promptly at the Effective Date. In such case, the right to employ Executive and the obligations to pay compensation to Executive shall be primarily those of such subsidiary, with the Company guaranteeing all such obligations, provided that any compensation provided under plans and programs of the Company (including equity-based compensation) will continue to be a primary obligation of the Company, subject to the terms of this Agreement. Unless the context shall otherwise require, references to the Company herein shall be understood to refer to such subsidiary to the extent necessary to give effect to this provision, provided that references to the Company in Section 2 in all cases shall be understood to mean New Jersey Resources Corporation.

2.           Definitions.

            (a)           Change in Control.  For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if on or after November 28, 2008:

                 (i)  any Person (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) Voting Securities (as defined below) of the Company and, immediately thereafter, is the "beneficial owner" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities of the Company representing fifty percent (50%) or more of the combined Voting Power (as defined below) of the Company's securities;

                 (ii)  within any 12-month period, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 2(a)(ii); or

                 (iii)  the consummation of  a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company, or a complete liquidation of the Company (a "Corporate Event"), except that a Corporate Event shall not trigger a Change in Control under this clause (iii) if the shareholders of the Company immediately prior to such Corporate Event shall hold, directly or indirectly immediately following such Corporate Event a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation.

            (b)           Potential Change in Control.  For the purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred if:

                 (i)  a Person commences a bona fide tender offer for securities representing at least 20% of the Voting Power of the Company's securities;

                (ii)  the Company enters into an agreement the consummation of which would constitute a Change in Control;

                (iii)  proxies for the election of directors of the Company are solicited by anyone other than the Company in a bona fide effort to change or influence the control of the Company through the election of one or more persons who would not be Incumbent Directors; or

                (iv)  any other event occurs which is deemed to be a Potential Change in Control by the Board.

            (c)           Person Defined.  For purposes of this Section 2, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company or any subsidiary of the Company or (ii) any employee benefit plan sponsored by the Company or any subsidiary of the Company.

            (d)           Voting Power Defined.  A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

            (e)           The above definition of a Change in Control shall be interpreted and applied in a manner that complies with the change in control or ownership trigger event rules under Code Section 409A.

3.           Employment Period.  Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the second anniversary of the Effective Date. The foregoing notwithstanding, it shall not constitute a breach of this Section 3 for the employment of the Executive to terminate in accordance with Section 6 prior to the end of the Employment Period. In the event of a termination of employment under Section 6, the Employment Period shall end.

4.           Position and Duties.

            (a)           No Reduction in Position.  During the Employment Period, the Executive's position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 12(b) of this Agreement except that, if Executive has a position (including titles), authority, and responsibilities that relate to the Company’s status as a publicly held company immediately before the Effective Date, the Executive’s position, authority, and responsibilities shall be deemed commensurate only if they continue to relate to the ultimate parent corporation (whether or not that company is a publicly held company).

(b)           Business Time.  From and after the Effective Date, the Executive agrees to devote substantially all of his attention during normal business hours to the business and affairs of the Company, to the extent necessary to discharge his responsibilities hereunder, except for (i) time spent in managing his personal, financial and legal affairs, serving on corporate, civic or charitable boards or committees or working for any charitable or civic organization, in each case only if and to the extent not materially interfering with the performance of the Executive’s responsibilities hereunder, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company.

5.           Compensation.

(a)           Base Salary.  During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or by any individual having authority to take such action in accordance with the Company's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereinafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

(b)           Annual Bonus.  During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus on terms and conditions no less favorable to the Executive (taking into account reasonable changes in the Company's goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is earned or awarded, but not later than 2 ½ months after the close of the later of the calendar year during which the bonus is earned or the Company’s taxable year during which the bonus is earned, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

(c)           Long-term Incentive Compensation Programs.  During the Employment Period, the Executive shall participate in all long-term incentive compensation programs (each, an "LTICP") for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

(d)           Benefit Plans.  During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, severance, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

(e)           Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect immediately prior to the Effective Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Effective Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Effective Date. Subject to the above referenced procedures, reimbursements shall be made no later than two months following the calendar year during which the reimbursements are incurred.

(f)           Vacation, Perquisites and Fringe Benefits.  During the Employment Period, the Executive shall be entitled to paid vacation, perquisites and fringe benefits at a level that is commensurate with the paid vacation, perquisites and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

(g)           Indemnification.  The Company agrees that if at any time (including after the Employment Period) the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by agreement, or by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of New Jersey, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

(h)           Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with that provided to the Executive immediately prior to the Effective Date.

6.           Termination.

(a)           Death, Disability or Retirement.  Subject to the provisions of Section 1 hereof, Executive’s employment under this Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the Company's retirement plans as in effect from time to time. For purposes of this Agreement, Disability shall mean the Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and the Executive shall agree on the identity of a physician to resolve any question as to the Executive's disability. If the Company and the Executive cannot agree on the physician to make such determination, then the Company and the Executive shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. The Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to the Executive's disability as he, she or they deem appropriate, including the opinion of the Executive's personal physician.

(b)           Voluntary Termination.  Notwithstanding anything in this Agreement to the contrary, following a Change in Control the Executive may, upon not less than 30 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time) (any such termination will be referred to as a “Voluntary Termination” under this Agreement), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a Voluntary Termination under this Section 6(b).

(c)           Cause.  The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of a felony or the entering by the Executive of a plea of nolo contendere to a felony charge, (ii) the Executive's gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a significant adverse effect on the business of the Company and its subsidiaries, unless the Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company, or (iii) repeated material violations by the Executive of his obligations under Section 4 of this Agreement which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation.

(d)           Good Reason.  Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change in Control:

                (i)           (A) the assignment to the Executive of any duties inconsistent with the Executive's position, authority or responsibilities as contemplated by Section 4 of this Agreement, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

                (ii)  any failure by the Company to comply with any of the provisions of Section 5 of this Agreement;

                (iii)  the Company's requiring the Executive to be based at any office or location more than 50 miles from that location at which he performed his services specified under the provisions of Section 4 immediately prior to the Change in Control, except for travel reasonably required in the performance of the Executive's responsibilities;

                (iv)  any other material breach of this Agreement by the Company; or

                (v)  any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b);

provided, however, that Good Reason shall not arise under clauses (i), (ii) or (iv) above until the Executive has given the Company written notice of the circumstances that would constitute Good Reason thereunder and the Company has not eliminated or corrected such circumstances within 30 business days after receipt of such notice.

In no event shall the mere occurrence of a Change in Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

(e)           Notice of Termination.  Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 30 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 60 days of the Executive's having actual knowledge of the events constituting Good Reason giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of the Executive's employment (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(f)           Date of Termination.  For the purpose of this Agreement and subject to Section 7(f), the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

    7.           Obligations of the Company upon Termination.

(a)  Death or Disability.  If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, the Employment Period shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination (and obligations under Section 5(g)), and the Company shall pay to the Executive (or his beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or vested benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the Company's plans, policies or programs (the "Additional Benefits").

Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement, subject to Section 7(f).

(b)  Cause and Voluntary Termination.  If the Executive's employment shall be terminated for Cause or by a Voluntarily Termination by the Executive in accordance with Section 6(b) of this Agreement, the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement, subject to Section 7(f).

(c)           Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

(i)	Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause (and not due to a
Disability) or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts:

(A)	the Executive's Earned Salary;

(B)	a cash amount (the "Severance Amount") equal to THREE (3) times the sum of (x) the Executive's annual Base Salary and (y) an amount equal to the average of the annual bonuses paid or payable to the Executive with respect to each of the last three calendar years ended prior to the Change in Control (or, if at the Date of Termination, the Executive has been employed for less than three full calendar years, for the number of full calendar years during which the Executive was employed); for purposes of this Section 7(c)(i)(B), any bonus that was offered to the Executive but declined or reallocated by the Executive shall be deemed to be bonus payable to the Executive; and

(C)	the Accrued Obligations.

The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination, subject to Section 7(f) (which may require a delay in the payment of such amounts until six months after termination). Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement, subject to Section 7(f).

                (ii)           Pro Rata Annual Incentive.  In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, an amount equal to the Executive’s target annual incentive compensation for the year of termination, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination payable in a single lump sum as soon as practicable, but in no event more than 30 days following the Date of Termination, subject to Section 7(f). In addition, for any fiscal year that has been completed at the time of Executive’s termination, the Company shall pay to Executive the annual incentive under Section 5(b) to the extent earned based on performance in the completed year, without any exercise of negative discretion except as such exercise of negative discretion may be consistent with the exercise of negative discretion for executive officers of the Company whose employment is not then contemplated to terminate payable in a single lump sum as soon as practicable, but in no event more than 30 days following the Date of Termination, subject to Section 7(f);

                (iii)           Continuation of Benefits.  If, during the Employment Period, the Company terminates the Executive's employment other than for Cause (and not due to a Disability) or the Executive terminates his employment for Good Reason, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (1) the THIRD anniversary of the Date of Termination (the "End Date") and (2) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's employee and executive welfare and fringe benefit plans that the Executive was participating in immediately prior to his Date of Termination (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets, subject to Section 7(f). The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date, subject to Section 7(f). The benefits provided in this subsection (iii) during any calendar year shall not affect the benefits to be provided to the Executive or his dependents in any other calendar year except for medical reimbursement arrangements as allowed under Code Section 409A. Any reimbursements shall be made no later than two months following the calendar year during which the reimbursements are incurred.

                (iv)           Outplacement.  Subject to Section 7(f), the Company shall provide reimbursement for reasonable outplacement and job search expenses incurred by the Executive, from the date of termination through the End Date or until other employment is secured, whichever comes first, not to exceed $25,000, prorated between calendar years on a time weighted basis and provided or reimbursable based on when the expense is incurred. The amount reimbursed during any calendar year shall not affect the amounts to be reimbursed to the Executive in any other calendar year. Any reimbursements shall be made no later than two months following the calendar year during which the reimbursements are incurred.

                (v)           Vesting and Exercisability of Stock Options.  If, during the Employment Period, the Company terminates the Executive's employment other than for Cause (and not due to a Disability) or the Executive terminates his employment for Good Reason, all outstanding options held by the Executive to purchase shares of Common Stock of the Company and granted prior to the effective date of this Agreement ("Options") shall become fully vested on the date of such termination of employment and the Executive shall have the right to exercise the Options, whether or not such Options would otherwise be exercisable, for a period of ninety days (provided that if this represents an extension of the applicable period for any outstanding Option, it shall be limited to the maximum period permitted under Code Section 409A (or, if less, until the end of the stated term of the Options determined without regard to the termination of employment) (or such longer period as may be provided under the plan or agreement governing the Option). Vesting of options granted on or after the effective date of this Agreement shall be governed by the terms of the relevant plan and any award agreement relating to such Options.

                (vi)           Vesting of Performance Share Awards and Other Equity Awards.  Vesting and payout of Performance Units or any other equity award shall be governed by the terms of the relevant plan and any award agreement relating to such Performance Shares or other equity award.

            (d)           Discharge of the Company's Obligations.  Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to the Executive pursuant to this Section 7 (whether or not reduced pursuant to Section 7(e)) following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries. Executive shall be required to execute a release to such effect (in the Company’s standard form of release) as a condition of receipt of payments and benefits hereunder. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless as provided in Section 5(g) hereof, which provision shall survive any purported termination of this Agreement.

            (e)  Certain Further Payments by the Company.

(i)
Application of Section 7(e). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 7(e)(v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 7(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

(ii)	Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of  such Excise Tax,

(A)
such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

(B)	the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(iii)	Calculation of Tax Reimbursement Payment. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

(A)	Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

(B)
any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(iv)	Adjustments in Respect of Tax Reimbursement Payment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

                      In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(v)	Payment. Subject to Section 7(f), the Tax Reimbursement Payment (or portion thereof) provided for in Section 7(e)(i)
above shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

            (f)           Provisions for Compliance with Code Section 409A.  If any right to payment or benefit under this Agreement would be deemed to be a non-exempt deferral subject to Code Section 409A, and such payment or benefit would be distributable based upon a termination of employment, such payment (i) shall be distributable only upon a termination of Executive that constitutes a Separation from Service (as defined below) and the Date of Termination shall be the date of the Separation from Service and (ii) if Executive is a “specified employee” (as determined in accordance with procedures adopted by the Board of Directors of the Company or its delegate) and the distribution is required to be delayed for six months to comply with Code Section 409A, such distribution shall occur on the first day of the seventh month after such Separation from Service (or upon the Executive’s death, if earlier). In the case of any delay in payment, interest shall be credited on the unpaid amount at a rate equal to the short-term applicable federal rate (with semiannual compounding) established by the Internal Revenue Service under Code Section 1274(b)(2)(B) and in effect at the date the amount would have been paid but for the delay hereunder. Any delay in payment hereunder shall not cause a corresponding delay in the timing of any other payment that is not specifically subject to the six-month delay rule of Code Section 409A. A Separation from Service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Executive will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than [50%] of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. An Executive shall be considered to continue employment and to not have a Separation from Service while on a leave of absence if the leave does not exceed 6 consecutive months (29 months for a disability leave of absence) or, if longer, so long as the Executive retains a right to reemployment with the Company or an affiliate under an applicable statute or by contract. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Executive to be unable to perform the duties of his job or a substantially similar job. Continued services solely as a director of the Company or an affiliate shall not prevent a Separation from Service from occurring. [Discuss 50% requirement with each Executive.] This Agreement shall be interpreted and applied in a manner as to comply with Code Section 409A. However, the Company shall not be responsible for any taxes due for payments under this Agreement for any reason including failure to comply with Code Section 409A.

8.           Nonexclusivity of Rights.  Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

9.           No Mitigation or Offset.  The Executive shall have no obligation to seek other employment and, except as expressly provided in Sections 7(c)(iii), there shall be no offset against amounts due to Executive under this Agreement on account of any remuneration attributable to subsequent employment that he may obtain. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, including, without limitation, any claim arising due to the Executive's violation of his covenants under Section 11(a) and (b)(i) hereof. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and the Executive shall be entitled to receive only his Earned Salary and the Accrued Obligations which he would have been entitled to receive upon a Voluntary Termination.

    10.  Legal Fees and Expenses.  If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that if the Executive shall not prevail as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement, the Executive shall reimburse the Company for such amounts paid by the Company for the Executive’s legal expenses, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, attributable to the litigation of such material issue by the Executive.

      11.  Non-Competition; Confidential Information; Company Property.

            (a)    Non-Competition.    As a condition to the right of the Executive to receive severance payments hereunder, the Executive must, upon termination of his or her employment, enter into a binding agreement with the Company agreeing that that, without the written consent of the Board, the Executive will not, at any time for a period of two years following termination of employment, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business in which he has been directly engaged on behalf of the Company or any affiliate, or has supervised as an executive thereof, during the last two years prior to such termination, or which was engaged in or planned by the Company or an affiliate at the time of such termination, in the geographic area of New York, New Jersey, Pennsylvania, or Delaware; (ii) induce any customers of the Company or any of its affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its affiliates, to curtail or cancel their business with the Company or any such affiliate; (iii) induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the Company or any affiliate; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant. The provisions of subparagraphs (i), (ii), (iii), and (iv) above shall be separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on a securities exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 11(a).

            (b)  Confidential Information; Company Property.  By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:(i)Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 11(b)(i). These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.(ii)  Company Property.  Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control, except that the Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

    12.  Successors.

(a)           This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

    13.  Miscellaneous.

(a)           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflict of laws.

            (b)  Arbitration.  Except to the extent provided in Section 11(b)(i), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Newark, New Jersey and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association (or such other voluntary arbitration rules applicable to employment contract disputes) in effect at the time of the arbitration, supplemented, as necessary, by those principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

            (c)  Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives and, with regard to payments and benefits subject to Code Section 409A, shall only be amended in a manner that complies with Code Section 409A.

            (d)  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences. In particular, the Agreement supersedes the Employment Continuation Agreement between the Company and Executive dated June 5, 1996 (the “Prior Agreement”), and amended December 1, 1997 and February 20, 2007. The Prior Agreements are terminated in their entirety as of the date of this Agreement

        (e) Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:If to the Executive:at the home address of the Executive noted on the records of the Company

            If to the Company:     New Jersey Resources Corporation
                            1415 Wyckoff Road
                            Wall, New Jersey 07719
                            Attn.: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (f)  Tax Withholding.  The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (g)  Severability; Reformation.  In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11(a) or (b)(i) are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

            (h)  Waiver.  Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

            (i)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (j)  Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

NEW JERSEY RESOURCES CORPORATION

	By:	/s/ Glenn C. Lockwood
GLENN C. LOCKWOOD
Title: Senior Vice President & Chief Financial Officer

ATTEST:
/s/ Rhonda M. Figueroa
RHONDA M. FIGUEROA
Corporate Secretary

	By:	/s/ Laurence M. Downes
LAURENCE M. DOWNES
Chairman & Chief Executive Officer

WITNESSED:
/s/ Denise S. Gray